Exhibit 99.1

Federal-Mogul Reports Q3 2014 Results

Q3 2014 Highlights

•	Sales of $1.9 billion, or 11 percent higher than Q3 2013

•	Operational EBITDA of $152 million, or 8.1 percent of sales

•	Operating income of $70 million

•	Adjusted net income from continuing operations of $20 million

•	Adjusted net income per share from continuing operations was $0.13

•	Continued investment in high growth markets and strategic initiatives for long-term growth

•	Signed a definitive purchase agreement to acquire TRW’s engine valve business

•	Announced plan to spin-off Motorparts division

Southfield, Mich., October 22, 2014…Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced financial results for the third quarter ended September 30, 2014. Net sales for the third quarter were $1,871 million, an increase of 11 percent on a continuing operations basis, versus the third quarter of 2013. Operating income was $70 million in Q3 2014. The net loss attributable to Federal-Mogul in the quarter was $18 million or $(0.12) per share. The results for the quarter reflect restructuring charges of $25 million as well as $12 million related to recent acquisitions, preparing for the spin-off of the Motorparts division and headquarters relocation costs. When excluding these items, adjusted net income from continuing operations in Q3 2014 was $20 million. Operational EBITDA was $152 million or 8.1 percent of sales in the third quarter of 2014 compared to $147 million in Q3 2013. Free cash outflow was $8 million in Q3 2014. Adjusted net income per share from continuing operations was $0.13 in Q3 2014.

Financial Summary	Q3 2014	Q3 2013	B/(W)
($ millions)
Net Sales	$1,871	$1,690	$181

Gross Margin	$262	$255	$7
pct. of sales	14.0%	15.1%	(1.1)%

SG&A	$(210)	$(177)	$(33)
pct. of sales	(11.2%)	(10.5%)	(0.7)%

Operating Income[1]	$70	$68	$2

Restructuring and Impairment Charges	$(26)	$(5)	$(21)

Net (Loss) Income from Continuing Operations	$(17)	$33	$(50)

Adjusted Net Income from Continuing Operations[2]	$20	$37	$(17)

Net (Loss) Income	$(18)	$38	$(56)
attributable to Federal-Mogul

(Loss) Earnings Per Share	$(0.12)	$0.26	$(0.38)
in dollars, diluted EPS

Adjusted Earnings Per Share	$0.13	$0.26	$(0.13)
in dollars, diluted EPS

Operational EBITDA[3]	$152	$147	$5
pct. of sales	8.1%	8.7%	(0.6)%

Free Cash Flow[4]	$(8)	$58	$(66)

Powertrain Division Results

Federal-Mogul’s Powertrain division reported increased sales from improved light vehicle production and continued market share gains. Revenue increased by $53 million to $1.1 billion or 5 percent versus Q3 2013 with negligible exchange impact. Year-over-year, global light vehicle production increased by 3 percent and commercial vehicle (CV) production declined by 3 percent. In North America, revenue increased by 7 percent. In Europe, where approximately 50 percent of Powertrain revenue is derived, revenue increased by 4 percent. This compares to an increase in light vehicle production of 1 percent in Q3 2014 and a decline in CV production of 7 percent in Europe. Powertrain revenue in Rest of World was up 11 percent, driven by strong sales in China and India where sales increased by 17 percent and 10 percent, respectively. The sales increase in Asia represents approximately one-third of the Powertrain division’s quarterly sales increase as the company continues to aggressively invest in the region.

Powertrain Operational EBITDA was $104 million or 9.5 percent of revenue compared to $94 million or 9 percent of revenue in Q3 2013 as the Powertrain division benefitted from higher sales volumes and restructuring.

On September 10, 2014, Federal-Mogul’s Powertrain division signed a definitive purchase agreement to acquire TRW’s engine valve business, which brings a new product line to the portfolio, strengthens the division’s market position, and enhances its ability to improve fuel economy and reduce emissions for its customers. The transaction is subject to regulatory and other approvals and is expected to close in the first quarter of 2015.

“The Powertrain division gained market share in the third quarter due to increased volume and new business wins,” said Rainer Jueckstock, Federal-Mogul Co-CEO and CEO, Powertrain division. “We are delighted about signing the binding agreement to acquire TRW’s global valve business and, at the same time, continue to drive organic growth by investing in low-cost and emerging markets. Earlier this month we opened a state-of-the-art piston ring manufacturing facility in Puebla, Mexico. We are also in the final stages of a new Systems Protection facility in Changshu, China. All of these investments demonstrate our commitment to providing more efficient production that meets the needs of our customers.”

Motorparts Division Results

Federal-Mogul’s Motorparts division reported revenue of $859 million in Q3 2014 compared to $734 million in Q3 2013, with negligible exchange impact. When excluding the net sales increase of $151 million related to the Affinia chassis business and the Honeywell brake component business, revenue decreased by 3 percent. Excluding acquisition-related sales, sales in North America were down 4 percent primarily due to the exit of certain unprofitable business as well as lower sales in Mexico. Excluding acquisition-related sales, European sales decreased by 5 percent, largely as a result of weaker aftermarket and service channel sales including a significant decline in Eastern Europe. Sales in Rest of World increased by 7 percent driven by continued strong growth in Asia.

Motorparts Operational EBITDA was $48 million or 5.6 percent of revenue in Q3 2014 compared to $53 million or 7.2 percent of revenue in Q3 2013. The decline in Operational EBITDA as a percent of sales was largely due to $6 million of expenses related to strategic initiatives, a $4 million charge related to a one-time inventory write-down, a negative foreign exchange impact of $3 million and the inclusion of Honeywell’s results for the quarter. The integration of Honeywell’s business and the ramp-up of its new production facilities in Romania and China are expected to be accretive in 2015.

“We continued to make significant progress on our strategic priorities during the third quarter. We are on track to launch full product line regional distribution centers in Southern California and Eastern Pennsylvania later in the fourth quarter. We are in the realization phase of a new, on-line platform in the US and Canada, which is scheduled to go live in the second quarter of 2015. We have also secured several locations and commenced the build-out of new Technical Support Centers in the US in order to provide superior training resources and sales support for our customers. Integration of the recently acquired Affinia chassis and Honeywell brake component businesses are underway and proceeding smoothly, and we are actively pursuing other growth opportunities in emerging markets and through expansion into complementary product lines,” said Daniel Ninivaggi, Federal-Mogul Co-CEO and CEO, Motorparts Division. “It is my strong belief that these investments will make Federal-Mogul Motorparts a stronger company and allow us to provide greater value to our channel partners and end-customers.”

Spin-off of Federal-Mogul Motorparts

Federal-Mogul on September 3, 2014 announced its plan to separate its Powertrain and Motorparts divisions into two independent, publicly traded companies by spinning off the Motorparts division to current shareholders. The spin-off will provide additional operating and financial flexibility for each division to aggressively grow and improve its distinct business while preserving commercial benefits of continued collaboration in certain areas.

Completion of the transaction is subject to various approvals and conditions. While no assurances can be given regarding the ultimate timing of the separation or that it will be consummated, the company’s objective is to complete the spin-off of Federal-Mogul Motorparts in the first half of 2015.

Analyst Call

To participate in Federal-Mogul’s conference call and audio webcast on October 22 at 10:00 a.m. EDT, please click here to pre-register.

To participate in the call:
Domestic calls:	888.713.4209
International calls:	617.213.4863
Passcode I.D.:	74986697

Further information is available at www.federalmogul.com/investors.

Definitions

(1)	Operating Income is defined as net (loss) income from continuing operations less interest, taxes, restructuring and impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses and costs associated with acquisitions, legal separation and headquarters relocation. Note: presented on a continuing operations basis.

(2)	Adjusted net income from continuing operations is defined as net (loss) income from continuing operations less restructuring and impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses and costs associated with acquisitions, legal separation and headquarters relocation, and related tax impact on these items.

(3)	Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses, and believes that investors benefit from referring to Operational EBITDA in assessing the company’s operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the company’s capital structure and the method by which assets were acquired and financed. Operational EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration-related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S.-based funded pension plan, OPEB curtailment gains or losses, the income statement impacts associated with stock appreciation rights, loss on extinguishment of debt and costs associated with acquisitions, legal separation and headquarters relocation.

(4)	Free Cash Flow is defined as net cash provided from (used by) operating activities less capital investment for plant, property and equipment.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, our intent to create an independent company following the spin-off, revenue and growth expectation for the independent company or the company following the spin-off, the expectation that the spin-off will be tax free, statements regarding the leadership, resources, potential, priorities, and opportunities for the independent company and the company following a spin-off, failure to obtain regulatory approval for the spin-off or to satisfy any of the other conditions to the proposed spin-off, adverse effect on the market price of our common stock and on our operating results because of a failure to complete the proposed spin-off, negative effects of announcement or consummation of the proposed spin-off on the market price of the company’s common stock, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the companies in connection with the proposed spin-off, unanticipated litigation or legal settlement expenses, changes in capital market conditions that may affect financing, the impact of the proposed spin-off on the companies’ employees, customers and suppliers, future opportunities that the company’s board may determine present greater potential to increase shareholder value, the ability of the companies to operate independently following the spin-off, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s original equipment and aftermarket segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and marine applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo®, Jurid® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The company employs more than 45,000 people in 34 countries. For more information, please visit www.federalmogul.com.

CONTACT:

Paula Silver

(248) 354-3045

paula.silver@federalmogul.com

###

FEDERAL-MOGUL HOLDINGS CORPORATION

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
	(Millions of Dollars,
	Except per Share Amounts)
Net sales	$1,871	$1,690	$5,522	$5,093
Cost of products sold	(1,609)	(1,435)	(4,689)	(4,311)

Gross margin	262	255	833	782
Selling, general and administrative expenses	(210)	(177)	(585)	(545)
OPEB curtailment gain	—	—	—	19
Interest expense, net	(34)	(24)	(87)	(77)
Restructuring expense, net	(25)	(4)	(63)	(20)
Loss on debt extinguishment	—	—	(24)	—
Equity earnings of non-consolidated affiliates	12	8	39	26
Amortization expense	(13)	(12)	(37)	(36)
Adjustment of assets to fair value	(1)	(1)	(3)	(3)
Other (expense) income, net	7	(6)	(4)	(1)

Income (loss) from continuing operations before income taxes	(2)	39	69	145
Income tax expense	(15)	(6)	(48)	(30)

Net income (loss) from continuing operations	(17)	33	21	115
(Loss) income from discontinued operations, net of income tax	—	7	—	(49)

Net income (loss)	(17)	40	21	66
Less net income attributable to noncontrolling interests	(1)	(2)	(4)	(6)

Net income (loss) attributable to Federal-Mogul	$(18)	$38	$17	$60

Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	$(18)	$31	$17	$109
(Loss) income from discontinued operations, net of income tax	—	7	—	(49)

Net income (loss)	$(18)	$38	$17	$60

Net income (loss) per common share attributable to Federal-Mogul
Basic and diluted:
Net income (loss) from continuing operations	$(0.12)	$0.21	$0.11	$0.95
(Loss) income from discontinued operations, net of income tax	—	0.05	—	(0.43)

Net income (loss)	$(0.12)	$0.26	$0.11	$0.52

FEDERAL-MOGUL HOLDINGS CORPORATION

Consolidated Balance Sheets (Unaudited)

	September 30 2014	December 31 2013
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$469	$761
Accounts receivable, net	1,510	1,324
Inventories, net	1,241	1,068
Prepaid expenses and other current assets	232	224

Total current assets	3,452	3,377
Property, plant and equipment, net	2,163	2,038
Goodwill and other indefinite-lived intangible assets	1,052	1,017
Definite-lived intangible assets, net	369	356
Investments in non-consolidated affiliates	268	253
Other noncurrent assets	203	141

	$7,507	$7,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$121	$1,694
Accounts payable	976	799
Accrued liabilities	589	454
Current portion of pensions and other postemployment benefits liability	48	44
Other current liabilities	182	147

Total current liabilities	1,916	3,138
Long-term debt	2,574	905
Pensions and other postemployment benefits liability	970	1,028
Long-term portion of deferred income taxes	389	383
Other accrued liabilities	122	127
Shareholders’ equity:
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 151,624,744 issued shares and 150,029,244 outstanding shares as of September 30, 2014 and December 31, 2013)	2	2
Additional paid-in capital, including warrants	2,649	2,649
Accumulated deficit	(501)	(518)
Accumulated other comprehensive loss	(705)	(626)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	1,428	1,490

Noncontrolling interests	108	111

Total shareholders’ equity	1,536	1,601

	$7,507	$7,182

FEDERAL-MOGUL HOLDINGS CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30
	2014	2013
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income	$21	$66
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	251	218
Restructuring expense, net	63	20
Payments against restructuring liabilities	(33)	(19)
Loss on debt extinguishment	24	—
Equity earnings of non-consolidated affiliates	(39)	(26)
Cash dividends received from non-consolidated affiliates	22	27
Change in postemployment benefits	(64)	(51)
OPEB curtailment gain	—	(19)
Net loss from business dispositions	—	43
Adjustment of assets to fair value	3	3
Deferred tax benefit	(6)	(9)
Gain from sales of property, plant and equipment	—	—
Changes in operating assets and liabilities:
Accounts receivable	(100)	(97)
Inventories	(71)	(43)
Accounts payable	106	92
Other assets and liabilities	85	53

Net Cash Provided From Operating Activities	262	258
Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(282)	(270)
Payments to acquire businesses, net of cash acquired	(321)	—
Net proceeds from sales of property, plant and equipment	4	3
Net proceeds associated with business dispositions	—	26
Capital investment in non-consolidated affiliates	—	(4)

Net Cash Used By Investing Activities	(599)	(245)
Cash Provided From (Used By) Financing Activities
Proceeds from term loans, net of original issue discount	2,589	—
Principal payments on term loans	(2,537)	(22)
Debt issuance costs	(12)	—
Contingent consideration to acquire business	(9)	—
Increase in other long-term debt	7	3
Proceeds from equity rights offering net of related fees	—	500
Increase in short-term debt	—	17
Net remittances on servicing of factoring arrangements	(2)	(7)

Net Cash Provided From Financing Activities	36	491
Effect of foreign currency exchange rate fluctuations on cash	9	(11)
(Decrease) increase in cash and equivalents	(292)	493
Cash and equivalents at beginning of period	761	467

Cash and equivalents at end of period	$469	$960

FEDERAL-MOGUL HOLDINGS CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
	(Millions of Dollars)
Net income (loss)	$(17)	$40	$21	$66
Discontinued operations	—	(7)	—	49

Net income (loss) from continuing operations	(17)	33	21	115
Depreciation and amortization	88	74	251	216
Interest expense, net	34	24	87	77
Restructuring expense, net	25	4	63	20
Acquisition related costs	9	—	14	3
Legal separation costs	1	—	1	—
Loss on debt extinguishment	—	—	24	—
OPEB curtailment gain	—	—	—	(19)
Non-service cost components associated with U.S. based funded pension plans	(2)	1	(5)	2
Adjustment of assets to fair value	1	1	3	3
Stock appreciation rights	(2)	3	(4)	4
Headquarters relocation costs	2	—	4	—
Income tax expense	15	6	48	30
Other	(2)	1	(1)	(1)

Operational EBITDA	$152	$147	$506	$450

Net income (loss) from continuing operations	$(17)	$33	$21	$115
Restructuring and impairment charges, net	26	5	66	23
OPEB curtailment gain	—	—	—	(19)
Loss on extinguishment of debt	—	—	24	—
Legal separation and acquisition costs	10	—	15	3
Headquarters relocation costs	2	—	4	—
Net tax impact on above	(1)	(1)	(5)	(3)

Adjusted net income from continuing operations	$20	$37	$125	$119

Free Cash Flow
Net cash provided from operating activities	$101	$142	$262	$258
Expenditures for property, plant and equipment	(109)	(84)	(282)	(270)

	$(8)	$58	$(20)	$(12)

The Company evaluates reporting segment performance principally on a non-GAAP Operational EBITDA basis. Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses and believes that investors benefit from referring to Operational EBITDA in assessing the company’s operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the company’s capital structure and the method by which assets were acquired and financed. Effective this quarter, the company expanded its definition of Operational EBITDA to exclude acquisition-related, legal separation and headquarters relocation costs. Accordingly, Operational EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration-related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S.-based funded pension plan, OPEB curtailment gains or losses, the income statement impacts associated with stock appreciation rights, loss on debt extinguishment and costs associated with acquisitions, legal separation and headquarters relocation. Comparable periods have been adjusted to conform to this definition.